Exhibit 10.7

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC. AMENDED AND RESTATED 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of February 9, 2016 (the “Grant Date”) between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and the individual set forth on Exhibit A.

This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of performance-based restricted stock units with respect to a number of shares of the Company’s Common Stock, $0.001 par value (“Share”) set forth on Exhibit A (this “Award”), that is subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, an amount in cash, as set forth in Section 3 of this Award Agreement.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Cause” means your (i) gross negligence or willful failure to perform your duties hereunder or willful refusal to follow any lawful directive of the Chief Executive Officer of the Company or the Board of Directors of the Company; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties hereunder; (iii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) breach of any term of any Employment Agreement to which you may be party or any agreement governing long-term incentive compensation or equity compensation to which you may be party or breach of your fiduciary duties to the Company; (v) failure to provide the Company with at least 30 days’ advanced written notice of your intention to resign; (vi) any willful act, or failure to act, in bad faith to the detriment of the Company; (vii) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests your cooperation; (viii) failure to follow the Company’s code of conduct or ethics policy; and (ix) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that, the Company will provide you with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, you shall first be provided a 15-day cure period. If, subsequent to your termination of employment for any reason other than by the Company for Cause, it is determined in good faith by the Chief Executive Officer of the Company that your employment could have been terminated by the Company for Cause, your employment shall, at the election of the Chief Executive Officer of the Company at any time up to two years after your termination of employment but in no event more than six months after the Chief Executive Officer of the Company learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

“Change of Control” means:

(i) during any period, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (including without limitation any settlement thereof);

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company and (y) any one or more Specified Stockholders) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least 50% of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) any one or more Specified Stockholders, including any group in which a Specified Stockholder is a member) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above of this definition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries.

“Performance Goal” means the goal set forth on Exhibit A attached hereto, the achievement of which generally determines whether the RSUs subject to this Award Agreement shall be earned.

“Section 162(m) Goal” means the goal identified as the Section 162(m) goal and set forth on Exhibit A attached hereto, the achievement of which generally determines whether the RSUs subject to this Award Agreement shall be eligible to be earned.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Settlement Date” means the tenth (10th) day following the earliest of (i) the date of your termination of employment due to death; (ii) a Change of Control, or (iii) with respect to each tranche of RSUs, the applicable anniversary of the first four anniversaries of the Grant Date; provided that, in the event that the Settlement Date occurs by reason of this clause (iii), in no event shall the Settlement Date be later than March 15 of the year following the year for which the Performance Goal was measured.

SECTION 3. Vesting and Settlement.

(a) Service-Based Vesting. Except as otherwise provided in this Award Agreement, subject to your continued employment through each applicable anniversary of the Grant Date, the achievement of the Section 162(m) Goal and the applicable Performance Goal, you shall vest in the RSUs subject to this Award Agreement twenty five percent (25%) on each of the first four anniversaries of the Grant Date. Each 25 percent of the RSUs for which the service requirement under this Section 3(a) would be satisfied upon each applicable anniversary of the Grant Date shall be considered a “tranche” of RSUs for purposes of this Award Agreement.

(b) Section 162(m) Goal. Except as otherwise provided in this Award Agreement, no amount shall be earned and payable with respect to any tranche of the RSUs, unless the Committee has certified that the Section 162(m) Goal has been achieved.

(c) Performance-Based Vesting. Except as otherwise provided in this Award Agreement, no amount shall be earned and payable with respect to a particular tranche of the RSUs unless the Committee has certified that the Performance Goal applicable to such tranche has been achieved.

(c) Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan to the contrary:

(i) if your employment terminates by reason of your death, all outstanding RSUs shall be deemed earned, regardless of the achievement of the Performance Goal and the Section 162(m) Goal, and shall vest in full immediately; and

(ii) if your employment is terminated by the Company for Cause or by reason of your Disability or you resign for any reason, all unvested RSUs shall be immediately forfeited; and

(iii) if your employment terminates for any reason not described in clauses (i) or (ii), you shall (A) subject to the achievement of the Performance Goal as determined in accordance with Section 3(c) for the tranche of RSUs scheduled and eligible to vest immediately following the termination of employment and the Section 162(m) Goal as determined in accordance with Section 3(b), vest in a number of RSUs, solely with respect to the tranche of RSUs scheduled and eligible to vest on the anniversary of the Grant Date immediately following the date of termination, equal to the product of (x) the number of such RSUs scheduled and eligible to vest on the next anniversary of the Grant Date and (y) a fraction, the numerator of which is the number of days from the anniversary of the Grant Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first anniversary of the Grant Date, the Grant Date) through the date of termination of your employment and the denominator of which is 365 and (B) the remainder of the RSUs shall be forfeited.

By way of illustration, if your employment is terminated by the Company without Cause on the date that is 18 months after the Grant Date, you shall, subject to the achievement of the Performance Goal as determined in accordance with Section 3(c) for the tranche scheduled and eligible to vest on the second anniversary of the Grant Date and the Section 162(m) Goal as determined in accordance with Section 3(b), vest in one-half (1/2) of the RSUs that were scheduled and eligible to vest on the second anniversary of the Grant Date and the remainder of the RSUs shall be forfeited.

(d) Change of Control. Upon a Change of Control that occurs during your employment, all RSUs shall be deemed earned, regardless of the achievement of the Performance Goal and the Section 162(m) Goal, and shall vest in full immediately.

(e) Settlement of RSU Award. On the Settlement Date, the Company shall deliver to you or your legal representative a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has been deemed earned and vested in accordance with the terms of this Award Agreement.

SECTION 4. Forfeiture of RSUs. If (a) you breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including your Employment Agreement and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends.

(a) Withholding. The delivery of cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the cash you would be entitled to receive upon settlement of the RSUs, an amount in cash equal to such withholding tax liability.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution.

(a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three business days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company, to each:	XPO Logistics, Inc. Five Greenwich Office Park Greenwich, CT 06831 Attention: Chief Executive Officer Attention: Chief Legal Officer

with copies to:	Jeremy L. Goldstein & Associates, LLC 119 Old Church Road Greenwich, CT 06830 Attention: Jeremy L. Goldstein, Esq.

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15. Section 409A.

(a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first business day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

SECTION 17. Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by

Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 17, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 17. In connection with making determinations under this Section 17, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

SECTION 18. Lock-Up. Notwithstanding anything to the contrary in your Employment Agreement, the Plan or any Award Agreement under the Plan, any Shares issued to you upon settlement or exercise, as applicable, of any RSUs or Options (whether before, on or after the date hereof), including without limitation the RSUs under this Award Agreement, shall be subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, from the date hereof until September 2, 2018 (or, if earlier, upon your death or a Change of Control) and all laws, rules and regulations applicable to you; provided, however, if determined by the Board in its sole discretion, the provisions of this Section 18 shall not apply to Shares withheld, sold or otherwise transferred to the Company to cover the exercise price in connection with the exercise of any Options or to satisfy the applicable tax withholding in connection with the exercise or settlement, as applicable of any Options or RSUs.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.

by

Name: Gordon Devens
Title: Chief Legal Officer

EXECUTIVE

Exhibit A

Grantee:

Number of Shares Subject to RSU:

Section 162(m) Goal:	• The Section 162(m) Goal shall be achieved if the Adjusted Cash Flow Per Share for fiscal year 2016 shall be no less than the Adjusted Cash Flow Per Share for fiscal year 2015.

Performance Goal:

•       The Performance Goal shall be achieved if the Company meets the following Adjusted Cash Flow Per Share goals with respect to the applicable fiscal year unless the Committee shall determine in its discretion to reduce the applicable Performance Goals based on changes in economic circumstances, the competitive market or other factors it identifies in its discretion:

•       2016: $2.93

•       2017: $3.96

•       2018: $5.38

•       2019 $6.39

•       “Adjusted Cash Flow Per Share” shall mean (i) Adjusted EBITDA (determined in accordance with the Company’s monthly operating reports and for external reporting purposes and adjusted for the impact of stock and phantom stock compensation) less any capital expenditures and net interest divided by (ii) diluted shares outstanding.